                                                                    EXHIBIT 21

                           ERGO SCIENCE CORPORATION

                                 SUBSIDIARIES


              Subsidiary                 Jurisdiction of Incorporation
--------------------------------------   -----------------------------
Ergo Science Development Corporation              Delaware

Ergo Research Corporation                         Delaware

Ergo Texas Holdings, Incorporated                 Delaware